Exhibit 4.1

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) dated as of January 10, 2014, among NCR CORPORATION, a Maryland corporation (the “Company”), NCR International, Inc., a Delaware corporation and a subsidiary of the Company (the “Initial Guarantor”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS NCR Escrow Corp., a Delaware corporation and wholly owned subsidiary of the Company (the “Escrow Issuer”), has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”) dated as of December 19, 2013, providing for the issuance of 5.875% Senior Notes due 2021 (the “Securities”);

WHEREAS the Escrow Issuer has merged with and into the Company, with the Company continuing as the surviving corporation;

WHEREAS Section 5.01(c) of the Indenture provides that, upon the consummation of the Assumption, the Company shall execute and deliver to the Trustee an indenture supplemental thereto, in form satisfactory to the Trustee, whereupon the Company shall be the Successor Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Escrow Issuer under the Indenture;

WHEREAS Section 4.11 of the Indenture provides that, upon the consummation of the Assumption, the Company shall cause each of the Initial Guarantor and Radiant Systems, Inc. (“Radiant”) to execute and deliver to the Trustee an indenture supplemental thereto, in form reasonably satisfactory to the Trustee, pursuant to which each of the Initial Guarantor and Radiant shall Guarantee payment of the Securities on the same terms and conditions as those set forth in the Indenture;

WHEREAS the Company hereby represents and warrants that effective as of December 31, 2013, Radiant was merged with and into the Company, as a result of which the Company is the surviving corporation and whereby it acquired all or substantially all of the assets of Radiant;

WHEREAS the execution and delivery of this First Supplemental Indenture has been duly authorized by the Board of Directors of the Company and the Initial Guarantor; and the Company and the Initial Guarantor have requested the Trustee to join with them in the execution and delivery of this First Supplemental Indenture;

WHEREAS the Trustee has received from the Company and the Initial Guarantor an Officers’ Certificate and an Opinion of Counsel, each complying with the terms of Sections 4.11, 5.01, 10.07 and 11.04 of the Indenture; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Initial Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Assumption by the Company. The Company hereby assumes the Escrow Issuer’s obligations for the due and punctual payment of the principal of and interest, Applicable Premium, if any, and Additional Interest, if any, on all Securities issued pursuant to the Indenture and the performance and observance of each other obligation and covenant set forth in the Indenture to be performed or observed on the part of the Escrow Issuer. The Company is hereby substituted for, and may exercise every right and power of, the Escrow Issuer under the Indenture with the same effect as if the Company had been named as the Issuer in the Indenture, and the Company is a successor corporation under the Indenture.

3. Notation on Securities. Securities authenticated and delivered after the date hereof may bear the following notation, which may be stamped or imprinted thereon:

“In connection with the merger of NCR Escrow Corp. (the “Escrow Issuer”) with and into NCR Corporation (the “Company”) and pursuant to the First Supplemental Indenture dated as of January 10, 2014, the Company has assumed the Escrow Issuer’s obligations for the due and punctual payment of the principal of and interest, Applicable Premium, if any, and Additional Interest, if any, on this Note and the performance and observance of each other obligation and covenant set forth in the Indenture to be performed or observed on the part of the Escrow Issuer.”

4. Agreement to Guarantee. The Initial Guarantor hereby agrees to unconditionally guarantee the Company’s obligations under the Securities on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Securities.

5. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

6. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

8. Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

NCR CORPORATION

By:	/s/ Robert P. Fishman
	Name:	Robert P. Fishman
	Title:	Senior Vice President and Chief Financial Officer

NCR INTERNATIONAL, INC.

By:	/s/ Jennifer M. Daniels
	Name:	Jennifer M. Daniels
	Title:	President

U.S. BANK NATIONAL ASSOCIATION, as Trustee,

by
/s/ Andrew M. Sinasky
	Name:	Andrew M. Sinasky
	Title:	Vice President